Exhibit 99.1

Worldpay Announces Co-Chief Executive Officer Philip Jansen to Step Down at the End of 2018; Charles Drucker to Become CEO

CINCINNATI and LONDON – Sep. 19, 2018, Worldpay, Inc. (NYSE: WP; LSE: WPY) announced today, that on Dec. 31, 2018, Philip Jansen will step down as co-chief executive officer and a member of the board of directors. At that time, the Company will transition to a single chief executive officer, which will be current Executive Chairman and co-CEO Charles Drucker.

“Philip has been a great partner in helping bring Vantiv and Worldpay together, and I’d like to thank him for his significant contributions,” said Drucker. “It has been a great experience working with Philip to accelerate our early successes and create strong momentum for the company. In just eight months we have attained key integration milestones and already created significant synergies. I look forward to continuing to execute on our successful strategy along with my global leadership team over the long-term.”

“It has been a great privilege to help create the world’s leading payments company with Charles,” said Philip Jansen, co-chief executive officer. “The value proposition of the company to clients and shareholders remains unparalleled, and I look forward to watching the next chapters of the Worldpay success story unfold. As planned, with the completion of the initial phase of the integration, now is the right time for the company to transition to having a single CEO lead the business. Our colleagues worldwide have helped get us to this point, and I’m incredibly proud to have worked with each of them across the globe.”

About Worldpay, Inc.

Worldpay, Inc. (NYSE: WP; LSE: WPY) is a leading payments technology company with unique capability to power global integrated omni-commerce. With industry-leading scale and an unmatched integrated technology platform, Worldpay offers clients a comprehensive suite of products and services globally, delivered through a single provider.

Worldpay processes over 40 billion transactions annually through more than 300 payment types across 146 countries and 126 currencies. The company’s growth strategy includes expanding into high-growth markets, verticals and customer segments, including global eCommerce, Integrated Payments and B2B.

Worldpay, Inc. was formed in 2018 through the combination of the No. 1 merchant acquirers in the U.S. and the U.K. Worldpay, Inc. trades on the New York Stock Exchange as “WP” and the London Stock Exchange as “WPY.”

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CONTACTS

Media

Andrew Ciafardini

Corporate Communications

(513) 900-5308

Andrew.Ciafardini@worldpay.com

Investors

Nathan Rozof, CFA

Investor Relations

(866) 254-4811

(513) 900-4811

IR@worldpay.com